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                                                   Exhibit 21.1


Subsidiary of the Registrant
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Orizon Pharmaceuticals, Inc., was originally incorporated as Horizon
Pharmaceuticals, Inc. in the State of Delaware on October 7, 1997. The subsidiary changed its name to Orizon Pharmaceuticals, Inc. on January 20, 1998.